Exhibit 99.1

FOR IMMEDIATE RELEASE
Pansend Life Sciences’ Portfolio Company MediBeacon Announces $30 Million Investment from Huadong Medicine and Exclusive Commercialization Partnership in Greater China
- MediBeacon and Huadong Medicine will collaboratively work to reach regulatory approval on MediBeacon’s entire portfolio of assets in Greater China -
NEW YORK – July 31, 2019 – HC2 Holdings, Inc. (“HC2”) (NYSE:HCHC), a diversified holding company announced today that MediBeacon Inc., a privately held portfolio company within HC2’s Pansend Life Science (“Pansend”) announced today that they have entered into a definitive agreement with Huadong Medicine, a publicly traded company on the Shenzhen Stock Exchange (SZ:000963, U.S. dollar equivalent $6 billion market cap). The agreement will provide exclusive rights to MediBeacon’s portfolio of assets in Greater China. Huadong Medicine will be responsible to fund the clinical trials, commercial and regulatory activities in 25 Asian countries, including Greater China (PRC Mainland China, Hong Kong, Macau, Taiwan), Thailand, Vietnam, Indonesia, Philippines and Singapore.
Under terms of the agreement, MediBeacon will receive an initial $15 million equity payment at a pre-money valuation of $300 million and will receive a second $15 million equity payment upon achieving US FDA approval for its TGFR Measurement System at a pre-money valuation of $400 million. Huadong Medicine will fund all commercial and regulatory activities in Greater China and select Asian countries. In addition, MediBeacon will receive royalty payments on net sales in the specified countries. As part of this transaction, Richard B. Dorshow, PhD, Chief Scientific Officer and Co-Founder of MediBeacon Inc., will assume the role of Special Scientific Advisor to Huadong Medicine.
MediBeacon’s Transdermal Glomerular Filtration Rate (TGFR) Measurement System is designed to measure kidney function at the point of care without the need for blood sampling or urine collection, and is poised to begin its pivotal trials in the US and Europe. The U.S. Food and Drug Administration (FDA) granted Breakthrough Device designation to the TGFR in 2018.1 MediBeacon’s agents and devices are not approved for human use by any regulatory agency.
It is estimated that 10.8% of the people in China suffer from Chronic Kidney Disease (CKD).2 Kidney disease is a "hidden epidemic" affecting more than 850 million people worldwide.3 The ability to measure GFR is of high clinical interest especially in patients with, or at risk of, kidney disease.
MediBeacon’s fluorescent agent platform for use in physiological function monitoring has important applications beyond the field of kidney health. The Company’s Transdermal Gastrointestinal Permeability System has been supported by multiple grants from the Bill & Melinda Gates Foundation. In addition, the company has just completed initial pre-clinical studies evaluating use of its agents in imaging the vasculature of the eye.
“The MediBeacon-Huadong partnership in Asia is an important step for the Company,” said Philip Falcone, HC2’s Chairman, Chief Executive Officer and President. “This collaboration will allow breakthrough technology to help patients in one of largest markets in the world. It will also provide MediBeacon the capital to reach its regulatory and commercial goals in other regions, including the United States and Europe.”
“We are excited that MediBeacon has entered into a strategic partnership with Huadong Medicine, one of the leading pharmaceutical companies in China,” said David A. Present, M.D., Co-Founder and General Partner of Pansend.
“Huadong Medicine has over 6,500 representatives covering all key regions in China and has a major presence in the treatment of kidney disease,” said Cherine Eldumiati Plumaker, Co-Founder and General Partner of Pansend.

About MediBeacon Inc.
MediBeacon’s mission is to commercialize biocompatible optical diagnostic agents for physiological monitoring, surgical guidance, and imaging of pathological disease in the human population. Several product concepts in these arenas are contained in the MediBeacon Intellectual Property estate. MediBeacon’s portfolio includes a renal function system that uses an optical skin sensor combined with a proprietary fluorescent tracer agent that glows in the presence of light. This system, currently in human trials, is designed to enable clinically practical point of care measurement of a patient’s kidney function. Learn more about MediBeacon at www.medibeacon.com.

About HC2 Holdings, Inc.
HC2 Holdings, Inc. is a publicly traded (NYSE MKT:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across seven reportable segments, including Manufacturing, Marine Services, Utilities, Telecommunications, Life Sciences, Insurance and Other. HC2's largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.
For information on HC2 Holdings, Inc., please contact:

Investor Relations
Garrett Edson
ir@hc2.com
(212) 235-2691

About Huadong Medicine Co., Ltd.
Established in 1993, Huadong Medicine Co.,Ltd. specializes in the production and sales of antibiotic, Chinese patent medicine, synthetic drug, genetic engineering drugs, as well as wholesale business of Chinese and western medicine, Chinese herbal medicines, medical apparatus and instruments. Through many years of work, Huadong has built competitive market position with its rich portfolio of products, strong commercial capabilities, and well recognized brand names in the fields of kidney disease, organ transplantation, diabetes, GI, and operating rooms. The company is a large comprehensive listed pharmaceutical company integrated with pharmaceutical R&D, pharmaceutical industry, pharmaceutical distribution, retail, pharmaceutical logistics, and undertakes the task of special drug storage of the state, provincial and municipal governments. The company successfully issued 50 million A-shares on the Shenzhen stock exchange in December 1999. (Stock abbreviation: Huadong Medicine; stock code: 000963). At present, the registered capital of the company is 14.58 million yuan. The company and its main subsidiaries have more than 8,000 employees. In 2017, the company realized operating revenue of 27.832 billion yuan. Net profit attributable to shareholders of listed companies was 1.480 billion yuan. Learn more about Huadong Medicine at www.eastchinapharm.com.

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1 Data on file. MediBeacon Inc., St. Louis, MO.
2 “Prevalence of chronic kidney disease in China: a cross-sectional survey”, Zhang L. et al, Lancet. 2012 Mar 3;379(9818):815-22. doi: 10.1016/S0140-6736(12)60033-6.
3 Joint Press Release, June 27, 2018 “The hidden epidemic: Worldwide, over 850 million people suffer from kidney diseases”, American Society of Nephrology - ASN (https://www.asn-online.org), ERA-EDTA (http://web.era-edta.org) and ISN (https://www.theisn.org).